Exhibit 8.1
November 6, 2006
Health Care REIT, Inc.
One Sea Gate, Suite 1500
Toledo, Ohio 43604
Ladies and Gentlemen:
     We have acted as special tax counsel to Health Care REIT, Inc., a Delaware corporation (“Health Care REIT”), in connection with the proposed merger of Windrose Medical Properties Trust, a Maryland trust (“Windrose”), with and into Heat Merger Sub, LLC, a Delaware limited liability company and a wholly owned direct subsidiary of Health Care REIT (“Merger Sub”), pursuant to the Agreement and Plan of Merger, dated as of September 12, 2006, by and among Health Care REIT, Merger Sub, Windrose, Heat OP Merger Sub, L.P. and Windrose Medical Properties, L.P., as amended as of October 12, 2006 (as amended, the “Merger Agreement”).
     In preparing our opinion, we have assumed, and with your consent, relied upon the following: (1) the Merger will be consummated in accordance with the terms, conditions and other provisions of the Merger Agreement and as described in the Form S-4 filed in connection with the Merger on October 13, 2006, as amended through the date hereof (as amended, the “Registration Statement,” which includes the prospectus of Health Care REIT and the joint proxy statement of Health Care REIT and Windrose); (2) the Merger will qualify as a statutory merger under the laws of Maryland and Delaware; and (3) all of the factual information, descriptions, representations and assumptions set forth or referred to (a) in this letter (an advanced copy of which has been provided to you), (b) in the Merger Agreement, (c) in the Registration Statement, and (d) in letters to us dated November 6, 2006 from Health Care REIT and Windrose, respectively, are accurate and complete and will be accurate and complete at the Effective Time1 of the Merger.
     We further assume for purposes of this opinion that each of Health Care REIT and Windrose is, and will continue to be, a real estate investment trust (“REIT”) within the meaning of Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), for their respective taxable years in which the Merger occurs. In this regard, we

[1]	Terms not otherwise defined in this letter shall have the meanings ascribed to them in the Merger Agreement.

Health Care REIT, Inc.
November 6, 2006

note our opinion and the opinion of Hunton & Williams LLP, each dated concurrently herewith, to the effect that Health Care REIT and Windrose, respectively have complied with the requirements for qualification and taxation as a REIT.
     In our examination of such materials, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the authenticity of the originals of such documents. We have not independently verified any factual matters relating to the Merger in connection with or apart from our preparation of this opinion. Accordingly, our opinion does not take into account any matters not set forth herein which might have been disclosed by independent verification.
     Based on the foregoing, and subject to the qualifications, assumptions and other matters set forth herein and the qualifications set forth in the Registration Statement, it is our opinion that for United States federal income tax purposes:
     (1) the Merger will qualify as a reorganization under the provisions of section 368(a) of the Code; and
     (2) the discussion contained in the Registration Statement under the heading “Material U.S. Federal Income Tax Considerations,” to the extent it describes matters of law and legal conclusions, constitutes a fair and accurate summary of the material United States federal income tax consequences of the Merger and the OP Merger.
     Our opinion is based on the understanding that the relevant facts are, and will be, at the Effective Time of the Merger, as set forth or referred to in this letter. If this understanding is incorrect or incomplete in any respect, our opinion could be affected.
     Our opinion is also based on the Code, Treasury Regulations, case law, and Internal Revenue Service rulings as they now exist. These authorities are all subject to change and such change may be made with retroactive effect. We can give no assurance that after any such change, our opinion would not be different. Moreover, our opinion is not binding on the Internal Revenue Service or the courts. We undertake no responsibility to update or supplement this opinion.
     This opinion letter is being rendered to Health Care REIT solely in connection with the filing of the Registration Statement. Only Health Care REIT may rely on this opinion letter, and only with respect to the Merger described herein. We hereby consent to the filing with the Securities and Exchange Commission of this opinion as an exhibit to

Health Care REIT, Inc.
November 6, 2006

the Registration Statement, and to the use of our name under the headings “Material U.S. Federal Income Tax Considerations” and “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.
Very truly yours,
/s/ Arnold & Porter LLP